Exhibit (a)(1)(i)

OFFER TO PURCHASE AND NOTICE OF FUNDAMENTAL CHANGE, MAKE-WHOLE FUNDAMENTAL CHANGE, SHARE EXCHANGE EVENT, SETTLEMENT METHOD AND ENTRY INTO SUPPLEMENTAL INDENTURE TO HOLDERS OF 0.25% CONVERTIBLE SENIOR NOTES DUE 2024

OF

ZYNGA INC.

CUSIP NUMBER: 98986T AB4

Reference is hereby made to that certain Indenture, dated as of June 14, 2019 (the “Original Indenture”), between Zynga Inc., a Delaware corporation (“Old Zynga”), and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of May 23, 2022, among Old Zynga, Take-Two Interactive Software, Inc., a Delaware corporation (“Parent”), Zebra MS II, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub 2”), and the Trustee (the “First Supplemental Indenture,” and together with the Original Indenture, the “Indenture”), relating to the 0.25% Convertible Senior Notes due 2024 (the “Notes”) originally issued by Old Zynga. Capitalized terms used herein without definitions shall have the meanings ascribed to them in the Indenture.

Reference is further made to that certain Agreement and Plan of Merger, dated as of January 9, 2022 (as amended by the First Amendment to the Agreement and Plan of Merger, dated as of March 10, 2022, and the Second Amendment to the Agreement and Plan of Merger, dated as of May 4, 2022, collectively, the “Merger Agreement”), by and among Old Zynga, Parent, Zebra MS I, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub 1”), and Merger Sub 2.

Pursuant to the terms of the Merger Agreement, on May 23, 2022, Merger Sub 1 merged with and into Old Zynga with Old Zynga continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “First Merger”), and immediately following the First Merger, Old Zynga merged with and into Merger Sub 2 with Merger Sub 2 continuing as the surviving corporation under the name Zynga Inc. and as a wholly owned subsidiary of Parent (the “Successor Company”) (the “Second Merger”, and together with the First Merger, the “Combination”). As a result of the Combination, each issued and outstanding share of Class A Common stock of Old Zynga, par value $0.00000625 per share (“Old Zynga Common Stock”) was converted into 0.0406 shares of Parent’s common stock, par value $0.01 per share (“Parent Shares,” and the shares received, the “Share Consideration”), and the right to receive $3.50 in cash (the “Cash Consideration,” and, together with the Share Consideration, the “Merger Consideration”). The closing of the Combination resulted in Old Zynga Common Stock no longer being traded on the Nasdaq Global Select Market (the “Nasdaq”) as of May 23, 2022. As a result of the completion of the Combination, a Fundamental Change, a Make-Whole Fundamental Change and a Share Exchange Event occurred on May 23, 2022.

Notice of Share Exchange Event and Execution of Supplemental Indenture

Pursuant to the terms of the Original Indenture, in connection with the consummation of the Combination, which constituted a Share Exchange Event and a Corporate Event under the Original Indenture, Old Zynga, the Successor Company, Parent and the Trustee entered into the First Supplemental Indenture providing, among other things, (a) that the Successor Company is assuming all of Old Zynga’s rights and obligations under the Indenture, (b) that the right of each holder of Notes (each, a “Holder”) to convert all or any portion (if the portion to be converted is $1,000 principal amount or a multiple thereof) of Notes into shares of Old Zynga Common Stock is changed into a right to convert such principal amount of Notes into the Reference Property (as defined below) and (c) that Parent is fully and unconditionally guaranteeing all of the obligations of the Successor Company under the Notes and the Indenture (the “Parent Guarantee”). As a result of the Share Exchange Event, the “Reference Property” is 0.0406 Parent Shares and $3.50 in cash, without interest, which represents the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Old Zynga Common Stock equal to the Conversion Rate immediately prior to the Share Exchange Event would have owned or been entitled to receive upon the Share Exchange Event. In the event a Holder would be entitled to receive fractional Parent Shares, the Successor Company has elected to pay such Holder cash in lieu of such fractional Parent Shares.

Notice of Fundamental Change Repurchase Right

As a result of the Combination, which constituted a Fundamental Change under the Original Indenture, each Holder has the right (the “Fundamental Change Repurchase Right”), subject to certain conditions at the Holder’s option, to require the Successor Company to purchase all of such Holder’s Notes in cash, or any portion of the principal thereof that equals $1,000 principal amount or an integral multiple in excess thereof, following the Combination, on June 23, 2022 (the “Fundamental Change Repurchase Date”). The Successor Company will purchase such Notes at a repurchase price (the “Fundamental Change Repurchase Price”) equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date. The amount payable on the Notes, including accrued and unpaid interest, will be approximately $1,000.15 per $1,000 principal amount of Notes validly surrendered for repurchase, and not validly withdrawn.

As of May 23, 2022, all Notes are Global Notes held through DTC and there are no certificated Notes in non-global form. Accordingly, Holders may exercise their Fundamental Change Repurchase Right by delivering (together with all necessary endorsements for transfer required by Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as paying agent (the “Paying Agent”)) by book-entry transfer a beneficial interest in the Notes prior to 5:00 p.m., New York City time, on June 22, 2022 (the “Fundamental Change Expiration Date”), in compliance with the applicable rules and procedures of The Depository Trust Company (“DTC”, and such rules and procedures, the “Applicable Procedures”). See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase” for further information on how to surrender your Notes for repurchase.

Any Holder may withdraw, in whole or in part, such Holder’s Notes surrendered for purchase pursuant to the Fundamental Change Repurchase Right by complying with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw such Notes prior to 5:00 p.m., New York City time, on the Fundamental Change Repurchase Date. The Fundamental Change Repurchase Price for any Notes that are validly surrendered and not validly withdrawn will be paid by the Paying Agent, pursuant to Section 15.02(b) of the Indenture. The Fundamental Change Repurchase Right is subject, in all respects, to the terms and conditions of the Indenture, the Notes and this Offer to Purchase and Notice of Fundamental Change, Make-Whole Fundamental Change, Share Exchange Event, Settlement Method and Entry into Supplemental Indenture (this “Notice”) and any related notice materials, as amended and supplemented from time to time.

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Alternative to the Fundamental Change Repurchase Right:

You May Elect to Convert Your Notes into the Reference Property

In connection with the Corporate Event, and notwithstanding the Fundamental Change Repurchase Right, the Indenture provides that each Holder of the Notes has the right (the “Fundamental Change Conversion Right”) at such Holder’s option to elect to convert its Notes into Reference Property at the Make-Whole Conversion Rate (defined below), at any time during the period that begins on, and includes, the effective date of a Corporate Event and ends on, and includes, the Business Day immediately preceding the Fundamental Change Repurchase Date at 5:00 p.m., New York City time, on such date (such period, the “Fundamental Change Conversion Period”).

If a Holder elects to convert its Notes during the Fundamental Change Conversion Period, the conversion rate of the Notes will be approximately 137.3699 (the “Make-Whole Conversion Rate”) Units of Reference Property, which includes the make-whole of 17.0004 additional Units of Reference Property (the “Additional Shares”), which corresponds to approximately 5.5772 Parent Shares and approximately $480.79 in cash, per $1,000 principal amount of the Notes. The number of Additional Shares is, pursuant to the Indenture, based on an effective date of May 23, 2022 and a Stock Price of $8.28 (based on the average of the Last Reported Sale Prices of Zynga’s Common Stock over the five Trading Day Period ending on May 20, 2022, the last Trading Day prior to the Effective Time).

The Successor Company will settle all conversions of Notes surrendered for conversion during the Fundamental Change Conversion Period pursuant to the Physical Settlement provisions of the Indenture, which means that any Notes surrendered for conversion will be converted into approximately $480.79 in cash and approximately 5.5772 Parent Shares, per $1,000.00 principal amount of Notes validly surrendered for conversion during the Fundamental Change Conversion Period and not validly withdrawn. In the event a Holder would be entitled to receive fractional Parent Shares, the Successor Company has elected to pay such Holder cash in lieu of such fractional Parent Shares. This Notice does not constitute an offer of, or a solicitation of subscriptions for, any securities.

Following the end of the Fundamental Change Conversion Period, the Notes will not be convertible until one or more of the conditions set forth in Section 14.01 of the Indenture are met and the conversion rate of the Notes will revert from the Make-Whole Conversion Rate to the Conversion Rate, as otherwise applicable under the Indenture, from and after 5:00 p.m., New York City time, on June 22, 2022, and subject to subsequent adjustment pursuant to the terms of the Indenture. See “Section 2.3—Conversion Rights of the Holders” below for a comparison of the approximate amount you currently would expect to receive if your Notes are converted during the Fundamental Change Conversion Period or after the Fundamental Change Conversion Period and the amount you would receive if your Notes are purchased through exercise of the Fundamental Change Repurchase Right.

The right of Holders to exercise the Fundamental Change Conversion Right is separate from the Fundamental Change Repurchase Right

If a Holder would like to surrender its Notes for conversion at the Make-Whole Conversion Rate, it must deliver the appropriate instruction form pursuant to DTC’s book-entry conversion program and transfer such Notes to the Conversion Agent in compliance with the Applicable Procedures at any time during the Fundamental Change Conversion Period. See “Section 2.3—Conversion Rights of the Holders” for further information on how to deliver Notes for conversion. Any Notes surrendered for conversion during the Fundamental Change Conversion Period in accordance with the procedures described in this Notice will be converted at the Make-Whole Conversion Rate. If a Note has been submitted for repurchase pursuant to the Fundamental Change Repurchase Right, such Note may not be converted except to the extent such Note has been validly withdrawn by the Holder and is no longer surrendered for repurchase. Notes properly surrendered for conversion may not be withdrawn.

Notwithstanding the Fundamental Change Repurchase Right and the Fundamental Change Conversion Right, each Holder of the Notes has the right to retain all of such Holder’s Notes, or any portion of the principal amount thereof not surrendered for repurchase in connection with the Corporate Event or converted during the Fundamental Change Conversion Period, through June 1, 2024 (the “Maturity Date”), maintaining the right to convert such Notes and to receive interest payments on the Notes until the Notes mature, subject to the terms and conditions of the Indenture. Notwithstanding the foregoing, subject to the conditions set forth in the Indenture, the Successor Company may elect at its option to redeem all or part of the Notes at any time following June 5, 2022 and prior to the Maturity Date, provided that the conditions set forth in Section 16.01 of the Indenture are satisfied.

The value that you would currently receive if you convert your Notes during the Fundamental Change Conversion Period is greater than the value you would receive if you validly exercise the Fundamental Change Repurchase Right, but this may change prior to the Fundamental Change Repurchase Date depending on the market value of the Parent Shares included in the Reference Property. You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to convert your Notes during the Fundamental Change Conversion Period and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. None of the Successor Company or Parent or their respective boards of directors or their respective employees, advisors, or representatives, the Trustee, the Paying Agent and Conversion Agent are making any representation or recommendation to any Holder as to whether Holders should elect to require the Successor Company to repurchase their Notes or convert their Notes.

This Notice constitutes the notice of the execution of a supplemental indenture relating to (a) the Successor Company’s assumption of Old Zynga’s obligations under the Notes and the Indenture in accordance with Section 11.02 of the Indenture, (b) Parent’s unconditional guarantee of all of the obligations of the Successor Company under the Notes and the Indenture and (c) a Holder’s right to convert a Note into cash and/or Units of Reference Property required to be delivered pursuant to Section 14.07(a)(ii) of the Original Indenture. This Notice also constitutes the notice of the effective date of the Share Exchange Event, the Make-Whole Fundamental Change and Fundamental Change required to be delivered pursuant to Section 14.01(b)(iii) of the Original Indenture and a “Fundamental Change Company Notice” required to be delivered pursuant to Section 15.02(c) of the Original Indenture with respect to the closing of the Combination. Furthermore, this Notice constitutes the Settlement Notice required to be delivered pursuant to Section 14.02(a)(iii) of the Original Indenture in order for the Successor Company to elect Physical Settlement with respect to any Notes converted during the Fundamental Change Conversion Period.

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The Paying Agent and Conversion Agent:

Computershare Trust Company, N.A.

Registered & Certified Mail:	Regular Mail or Overnight Courier:	In Person by Hand Only:
Computershare Trust Company, N.A. Corporate Trust Operations MAC N9300-070 600 S. 4th Street, 7th floor Minneapolis, MN 55415	Computershare Trust Company, N.A. Corporate Trust Operations MAC N9300-070 600 S. 4th Street, 7th floor Minneapolis, MN 55415	Computershare Trust Company, N.A. Corporate Trust Operations MAC N9300-070 600 S. 4th Street, 7th floor Minneapolis, MN 55415

*

No representation is made by Parent, the Successor Company or the Trustee as to the correctness or accuracy of the CUSIP numbers or ISINs either as printed on the Notes or as set forth in this Notice and reliance may be placed only on the other identification numbers printed on the Notes.

The date of this Notice is May 23, 2022.

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No person has been authorized to give any information or to make any representations other than those contained in this Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Notice does not constitute an offer to buy, or the solicitation of an offer to sell, Notes in any circumstances or jurisdiction in which such offer or solicitation is unlawful nor does it constitute an offer to sell or a solicitation of subscriptions for any securities. The delivery of this Notice shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information. None of the Successor Company or Parent or any of their respective affiliates, boards of directors or any of its or their respective employees, advisors or representatives, the Trustee, the Paying Agent and Conversion Agent is making any representation or recommendation to any Holder as to whether or not to surrender or convert (if at all) such Holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert.

SUMMARY TERM SHEET

The following summary term sheet takes the form of answers to some of the questions that you may have about the right (the “Fundamental Change Repurchase Right”) of each holder (“Holder”) of the 0.25% Convertible Senior Notes due 2024 (the “Notes”) to require the Successor Company (as defined below) to repurchase all of such Holder’s Notes, or any portion thereof that is equal to $1,000 or an integral multiple of $1,000, subject to the terms and conditions of the Indenture (as defined below), the Notes and this Offer to Purchase and Notice of Fundamental Change, Make-Whole Fundamental Change, Share Exchange Event, Settlement Method and Entry into Supplemental Indenture (this “Notice”) and related notice materials, as amended and supplemented from time to time. To understand the Fundamental Change Repurchase Right fully and for a more complete description of the terms of the Fundamental Change Repurchase Right, we urge you to read carefully the remainder of this Notice because the information in this summary is not complete and the remainder of this Notice contains additional important information. We have included page references to direct you to a more detailed description of the topics in this summary. Capitalized terms used herein without definitions shall have the meanings ascribed to them in the Indenture (as defined below).

•	Who is offering to repurchase my Notes?

Zynga Inc. (f/k/a Zebra MS II, Inc.) (the “Successor Company,” “we,” “our,” or “us”), a wholly owned subsidiary of Parent and the successor by merger to Zynga Inc. (“Old Zynga”), the original issuer of the Notes.

•	Why is the Successor Company offering to repurchase my Notes?

On May 23, 2022, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 9, 2022 (as amended, the “Merger Agreement”), by and among Old Zynga, Parent, Zebra MS I, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub 1”), and the Successor Company, Merger Sub 1 merged with and into Old Zynga with Old Zynga continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “First Merger”), and immediately following the First Merger, Old Zynga merged with and into the Successor Company with the Successor Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Second Merger”, and together with the First Merger, the “Combination”). As a result of the Combination, a Fundamental Change occurred on May 23, 2022, and accordingly, each Holder has the Fundamental Change Repurchase Right described herein. Pursuant to the terms of the Original Indenture (as defined below) and the Notes, upon a Fundamental Change, each Holder of the Notes may require us to repurchase for cash all of such Holder’s Notes, or any portion thereof that is equal to $1,000 or an integral multiple of $1,000, on the Fundamental Change Repurchase Date (as defined below), at a repurchase price (the “Fundamental Change Repurchase Price”) equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, June 23, 2022 (the “Fundamental Change Repurchase Date”). (See page 9)

•	What Notes is the Successor Company obligated to repurchase?

We are obligated to repurchase for cash all of such Holder’s Notes, or any portion thereof that is equal to $1,000 or an integral multiple of $1,000, validly surrendered pursuant to the Fundamental Change Repurchase Right, at the option of the Holder, and not validly withdrawn. As of May 23, 2022, there was $690,000,000 in aggregate principal amount of Notes outstanding. The Notes were issued under that certain indenture, dated as of June 4, 2019 (the “Original Indenture”), between Old Zynga and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of May 23, 2022, between Old Zynga, the Successor Company, Parent and the Trustee (the “First Supplemental Indenture,” and together with the Original Indenture, the “Indenture”). (See page 9)

•	How much will the Successor Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, the Fundamental Change Repurchase Price, which is equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date. The Fundamental Change Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the value of the cash and common stock, par value $0.01 per share, of Parent (“Parent Shares”), which constitute a portion of the Reference Property into which the Notes are convertible. The Fundamental Change Repurchase Date is not an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued and unpaid to, but excluding, the Fundamental Change Repurchase Date will be paid to the Holders surrendering the Notes for repurchase on the Fundamental Change Repurchase Date. We expect that there will be accrued and unpaid interest due as part of the Fundamental Change Repurchase Price equal to approximately $0.15 per $1,000 principal amount of the Notes surrendered for repurchase and not validly withdrawn. Accordingly, the amount payable on the Notes, including accrued and unpaid interest, will be approximately $1,000.15 per $1,000 principal amount of Notes validly surrendered for repurchase and not validly withdrawn. (See Pages 9-10)

•	How will the Successor Company fund repurchases of Notes if any are surrendered for repurchase pursuant to the Fundamental Change Repurchase Right?

The total amount of funds required by us to repurchase all of the Notes pursuant to the Fundamental Change Repurchase Right (assuming all of such Notes are validly surrendered for repurchase and not validly withdrawn) is approximately $690,105,417. The Successor Company expects to fund any repurchases from available cash on hand and/or funds made available by Parent. Parent and/or one or more of its subsidiaries will provide the Successor Company with the necessary funds to fund any repurchases of Notes pursuant to the Fundamental Change Repurchase Right (in lieu of the conversion right described herein) through borrowings under available credit facilities and/or cash on hand.

The repurchase of Notes, if any, pursuant to the Fundamental Change Repurchase Right is not conditioned upon obtaining any financing or the funding thereof. (See Page 16)

•	How can I determine the market value of the Notes?

As a result of the Combination, shares of Old Zynga’s Class A common stock, par value $0.00000625 per share (“Old Zynga Common Stock”) are no longer being traded on the Nasdaq Global Select Market (“the “Nasdaq”). The Notes are now convertible into the kind and amount of cash, stock, securities, other property or assets that a holder of a number of shares of Old Zynga Common Stock equal to the Conversion Rate immediately prior to the Combination would have been entitled to receive upon the completion of the Combination, which is 0.0406 Parent Shares and $3.50 in cash per share of Old Zynga Common Stock (the “Reference Property”). The amount of Reference Property which a Holder of the Notes would be entitled to receive upon a conversion is equal to the Conversion Rate, as otherwise applicable under the Indenture, or Make-Whole Conversion Rate in the case of conversion during the Fundamental Change Conversion Period (each as defined below), multiplied by the amount a holder of each share of Old Zynga Common Stock was entitled to receive in the Combination, consisting of (i) $3.50 in cash (the “Cash Consideration”) and (ii) 0.0406 Parent Shares (the “Share Consideration,” and together with the Cash Consideration, the “Merger Consideration”). In the event a Holder would be entitled to receive fractional Parent Shares, the Successor Company has elected to pay such Holder cash in lieu of such fractional Parent Shares. Since the Successor Company has elected to settle all conversions of Notes surrendered for conversion during the Fundamental Change Conversion Period pursuant to the Physical Settlement provisions of the Indenture, each Holder would be entitled to receive approximately $480.79 in cash and approximately 5.5772 Parent Shares per $1,000.00 principal amount of Notes validly surrendered for conversion during the Fundamental Change Conversion Period and not validly withdrawn, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. After the end of the Fundamental Change Conversion Period following the satisfaction of the conditions to conversion of the Notes under the Indenture, conversions will be at the Conversion Rate as otherwise applicable under the Indenture.

Based on the right to convert your Notes into approximately $480.79 in cash and approximately 5.5772 Parent Shares per $1,000.00 aggregate principal amount of Notes validly surrendered during the Fundamental Change Conversion Period and not validly withdrawn, based on the last reported sales price of $116.12 per Parent Share on the Nasdaq on May 20, 2022, the value that you would currently receive if you converted your Notes during the Fundamental Change Conversion Period is greater than the value you would receive if you validly exercised the Fundamental Change Repurchase Right, but this may change prior to the Fundamental Change Repurchase Date depending on the per share market value of Parent Shares included in the Reference Property.

As of May 20, 2022, the closing price of the Notes in the over-the-counter market as quoted on Bloomberg was $1,127.29 per $1,000.00 principal amount. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price and implied volatility of Parent Shares and the market for similar securities. You are urged to obtain current market information for the Notes, to the extent available, and Parent Shares before making any decision with respect to the Fundamental Change Repurchase Right. (See Pages 11-13)

•	Are my Notes currently convertible?

As a result of the completion of the Combination, which constituted a Corporate Event under the Original Indenture, Holders have the right (the “Fundamental Change Conversion Right”), subject to certain conditions, at such Holder’s option, to surrender the Notes for conversion at the Conversion Rate (as defined in the Indenture) increased by an amount equal to 17.0004 Additional Shares (together with the Conversion Rate, the “Make-Whole Conversion Rate”) if the Fundamental Change Conversion Right is exercised at any time from and including May 23, 2022, the date on which the Make-Whole Fundamental Change occurred, and prior to 5:00 p.m., New York City time, on June 22, 2022 (such period, the “Fundamental Change Conversion Period”), in compliance with the Applicable Procedures (as defined below).

Following the expiration of the Fundamental Change Conversion Period, the Notes will not be convertible unless the applicable conditions in the Indenture are satisfied. (See Pages 10-11)

•	What consideration will I receive if I convert my Notes during the Fundamental Change Conversion Period or after the Fundamental Change Conversion Period?

Pursuant to the terms of the Indenture, in connection with the consummation of the Combination, Old Zynga, the Successor Company, Parent and the Trustee entered into the First Supplemental Indenture providing that, following the Combination, each $1,000.00 principal amount of Notes is convertible into Reference Property. During the Fundamental Change Conversion Period, the Notes are convertible at the Make-Whole Conversion Rate. The amount of Additional Shares by which the Conversion Rate was increased was determined under the Indenture based on the Effective Date (as defined below) upon which the Make-Whole Fundamental Change occurred and the Stock Price deemed to be paid per share of Old Zynga Common Stock in the Make-Whole Fundamental Change.

Following the expiration of the Fundamental Change Conversion Period, the Notes will not be convertible unless the applicable conditions in the Indenture are satisfied.

As of May 23, 2022, the average of the Last Reported Sales Prices on the Nasdaq of Old Zynga Common Stock for each of the five Trading Days prior to the Make-Whole Fundamental Change was $8.28. At the effective time of the Combination (the “Effective Time”), each share of Old Zynga Common Stock, issued and outstanding immediately prior to the Combination was converted into the right to receive the Merger Consideration, subject to the terms and conditions set forth in the Merger Agreement.

See “Section 2.3— Conversion Rights of the Holders” below for a comparison of the approximate amount you currently would expect to receive if your Notes are converted during the Fundamental Change Conversion Period or after the Fundamental Change Conversion Period (if and when the conditions to conversion are satisfied), and the amount you would receive if your Notes are purchased through exercise of the Fundamental Change Repurchase Right. (See Pages 10-11)

•	What is the relationship between the offer to repurchase and the convertibility of the Notes?

The Fundamental Change Repurchase Right is a separate right from the right to convert the Notes. If you do exercise your Fundamental Change Repurchase Right you will not be able to convert such Notes unless you validly withdraw such Notes surrendered for purchase prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. If you do not exercise your Fundamental Change Repurchase Right your conversion rights will not be affected. If you have exercised your conversion right and converted your Notes, you may not surrender such Notes under the Fundamental Change Repurchase Right. (See Page 11)

•	What do the Board of Directors of the Successor Company and the Board of Directors of Parent think of the Fundamental Change Repurchase Right and the conversion rights?

Neither the Board of Directors of the Successor Company nor the Board of Directors of Parent has made any recommendation as to whether you should surrender your Notes for repurchase under the Fundamental Change Repurchase Right or whether you should exercise your conversion rights. You must make your own decision as to whether or not to surrender your Notes for repurchase pursuant to the Fundamental Change Repurchase Right or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. The Fundamental Change Repurchase Right, our offer to repurchase the Notes pursuant thereto and the notice of your conversion rights, each as described in this Notice, are based solely on the requirements of the Indenture and the Notes. (See Page 12)

•	When does the Fundamental Change Repurchase Right expire?

The Fundamental Change Repurchase Right expires at 5:00 p.m., New York City time, on June 22, 2022, the Fundamental Change Expiration Date (as defined below). We do not intend to extend the period that Holders have to exercise the Fundamental Change Repurchase Right unless required by applicable law. (See Page 9)

•	What are the conditions to the repurchase by the Successor Company of the Notes?

The repurchase by us of Notes validly surrendered and not validly withdrawn is not subject to any condition other than such repurchase being lawful and the satisfaction of the procedural requirements described in this Notice. (See Page 9)

•	How do I surrender my Notes for repurchase?

To surrender your Notes for repurchase pursuant to the Fundamental Change Repurchase Right, you must deliver the Notes by book-entry transfer, prior to 5:00 p.m. New York City time, in compliance with the applicable rules and procedures of The Depository Trust Company (“DTC”, and such rules and procedures, the “Applicable Procedures”).

Holders whose Notes are held by a broker, dealer, commercial bank, trust company, or other nominee must contact such nominee if such Holder desires to exercise its Fundamental Change Repurchase Right and instruct such nominee to surrender the Notes on such Holder’s behalf in compliance with the Applicable Procedures prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

Holders who are DTC participants should surrender their Notes to the Paying Agent electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system, prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

You bear the risk of untimely surrendering your Notes for repurchase. You must allow sufficient time for completion of the necessary DTC procedures prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date, after which time you will not be able to exercise the Fundamental Change Repurchase Right.

By surrendering, or instructing your nominee to surrender, Notes for repurchase in compliance with the Applicable Procedures, you agree to be bound by the terms of the Fundamental Change Repurchase Right set forth in this Notice. (See Pages 13-14)

•	If I surrender my Notes for repurchase, when will I receive payment for my Notes?

We will accept for payment all validly surrendered Notes that have not been validly withdrawn promptly upon expiration of the Fundamental Change Repurchase Date. We will promptly deposit with the Paying Agent prior to 11:00 a.m., New York City time, on June 23, 2022, the Fundamental Change Repurchase Date, an amount of money sufficient to repurchase all of the Notes to be repurchased at the Fundamental Change Repurchase Price, and the Paying Agent will promptly, after the later of the Fundamental Change Repurchase Date and the time of the book-entry transfer of the applicable Notes, make payment of such amount by wire transfer of immediately available funds to DTC. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (See Page 16)

•	Can I withdraw Notes previously surrendered for repurchase?

Yes. To withdraw Notes previously surrendered for repurchase, you (or your broker, dealer, commercial bank, trust company, or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

You bear the risk of untimely withdrawal of previously surrendered Notes. You must allow sufficient time for completion of the DTC procedures prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. (See Page 16)

•	If I choose to surrender any of my Notes for repurchase, do I have to surrender all of my Notes?

No. You may surrender all of your Notes, a portion of your Notes, or none of your Notes for repurchase. If you wish to surrender a portion of your Notes for repurchase, however, you must surrender Notes in a principal amount of $1,000.00 or an integral multiple of $1,000.00 in excess thereof. (See Pages 13-14)

•	If I want to convert my Notes during the Fundamental Change Conversion Period, what should I do?

If you want to convert your Notes during the Fundamental Change Conversion Period, you must comply with the Applicable Procedures for converting a beneficial interest in a Global Note.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its conversion right and instruct such nominee to deliver surrender its Notes in compliance with the Applicable Procedures prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. (See Pages 10-11)

•	If I have already elected to exercise my Fundamental Change Repurchase Right can I still convert my Notes?

If you have already exercised your Fundamental Change Repurchase Right by surrendering your Notes for repurchase you will not be able to convert such Notes unless you validly withdraw such Notes surrendered for repurchase prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. You bear the risk for untimely withdrawal of Notes surrendered for repurchase. Notes properly surrendered for conversion may not be withdrawn. (See Page 16)

•	Do I need to do anything if I do not wish to exercise the Fundamental Change Repurchase Right?

No. If you do not surrender your Notes before the expiration of the Fundamental Change Repurchase Right, we will not repurchase your Notes and such Notes will remain outstanding and will continue to be subject to the terms of the Indenture and the Notes. (See Page 11)

•	If I do not surrender my Notes for repurchase will I continue to be able to exercise my conversion rights?

Yes, subject to the provisions of the Indenture. You may exercise your conversion rights during the Fundamental Change Conversion Period. Thereafter, the Notes will be convertible at your option upon the occurrence of certain conditions, subject to the provisions of the Notes and the Indenture.

•	What are the material U.S. federal income tax consequences if I surrender my Notes for repurchase or exercise my conversion rights with respect to my Notes in connection with the Combination?

A U.S. Holder’s receipt of cash in exchange for Notes pursuant to the exercise of the Fundamental Change Repurchase Right or the Fundamental Change Conversion Right generally will be a taxable transaction for U.S. federal income tax purposes. For a discussion of certain material U.S. federal income tax consequences applicable to beneficial owners of the Notes upon the exercise of either the Fundamental Change Repurchase Right or the Fundamental Change Conversion Right, see “Material U.S. Federal Income Tax Considerations.” (See Pages 18-23)

•	Who is the Paying Agent and Conversion Agent?

Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), the Trustee under the Indenture, is serving as the Paying Agent and Conversion Agent in connection with the Holders’ Fundamental Change Repurchase Right and conversion rights. Addresses are set forth in this Notice.

•	Whom can I contact if I have questions about the Fundamental Change Repurchase Right or the conversion right mechanics?

Questions and requests for assistance in connection with the mechanics of surrender of Notes for repurchase under the Fundamental Change Repurchase Right or the conversion of the Notes may be directed to the Paying Agent and Conversion Agent at the address set forth in this Notice. You should direct any other questions you may have to your own financial and tax advisors. General questions should be directed to the Successor Company.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Notice contains “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and other securities laws. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on current expectations, estimates, or forecasts about our businesses, the industries in which we operate, and the current beliefs and assumptions of management; they do not relate strictly to historical or current facts. Without limiting the foregoing, words or phrases such as “expect,” “anticipate,” “goal,” “project,” “intend,” “plan,” “believe,” “seek,” “may,” “could,” “aspire,” and variations of such words and similar expressions generally identify forward-looking statements. In addition, any statements that refer to predictions or projections of our future financial performance, anticipated growth, strategic objectives, performance drivers and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions about future events, activities or developments and are subject to numerous risks, uncertainties, and assumptions that are difficult to predict, including: risks that the Combination disrupts our current plans and operations; the diversion of our management team from its ongoing business operations; our ability to retain key personnel; our ability to realize the benefits of the Combination, including net bookings opportunities and cost synergies; the ability to successfully integrate Old Zynga’s business with Parent’s business or to integrate the businesses within the anticipated timeframe; the outcome of any legal proceedings that may be instituted against us in connection with the Combination; the uncertainty of the impact of the COVID-19 pandemic and measures taken in response thereto; the effect of economic, market or business conditions, including competition, consumer demand and the discretionary spending patterns of customers, or changes in such conditions, have on our operations, revenue, cash flow, operating expenses, employee hiring and retention, relationships with business partners, the development, launch or monetization of games and other products, and customer engagement, retention and growth; the risks of conducting our business internationally; the impact of changes in interest rates by the Federal Reserve and other central banks; the impact of potential inflation, volatility in foreign currency exchange rates and supply chain disruptions; and the ability to maintain acceptable pricing levels and monetization rates for our games. We caution that undue reliance should not be placed on such forward-looking statements, which speak only as of the date made. Other important factors and information are contained in Parent’s and Old Zynga’s most recent Annual Reports on Form 10-K, including the risks summarized in the section entitled “Risk Factors,” Old Zynga’s most recent Quarterly Report on Form 10-Q, and each company’s other periodic filings with the SEC. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE REPURCHASE RIGHT AND FUNDAMENTAL CHANGE CONVERSION RIGHT

1. Information Concerning the Successor Company and Parent.

1.1 The Successor Company. The Successor Company is the successor to Zynga Inc. (referred to elsewhere in this Notice as Old Zynga), a global leader in interactive entertainment with a mission to connect the world through games. With massive global reach in more than 175 countries and regions, Old Zynga, and as a result of the Combination, the Successor Company, has a diverse portfolio of popular game franchises that have been downloaded more than four billion times on mobile including CSR Racing, Empires & Puzzles, FarmVille, Golf Rival, Hair Challenge, Harry Potter: Puzzles & Spells, High Heels!, Merge Dragons!, Merge Magic!, Toon Blast, Toy Blast, Words With Friends and Zynga Poker. With Chartboost, a leading mobile advertising and monetization platform, Old Zynga, and as a result of the Combination, the Successor Company, is an industry-leading next-generation platform with the ability to optimize programmatic advertising and yields at scale. The Successor Company’s principal executive offices are located at 699 Eighth Street, San Francisco, CA 94103, and its telephone number is (855) 449-9642.

1.2 Parent. Headquartered in New York City, Take-Two Interactive Software, Inc. (referred to elsewhere in this Notice as Parent) is a leading developer, publisher, and marketer of interactive entertainment for consumers around the globe. Parent develops and publishes products principally through Rockstar Games, 2K, Private Division, and Zynga. Parent’s products are designed for console systems, personal computers, and mobile, including smartphones and tablets, and are delivered through physical retail, digital download, online platforms, and cloud streaming services. Parent’s common stock is publicly traded on Nasdaq under the symbol “TTWO.” For more corporate and product information please visit Parent’s website at http://www.take2games.com. Parent’s principal executive offices are located at 110 West 44th Street, New York, New York 10036, and its telephone number is (646) 536-2842. The information contained on Parent’s website is not incorporated into, and does not form a part of, this Notice or any other report or document on file with or furnished to the SEC.

1.3 The Merger Agreement. Pursuant to the terms of the Merger Agreement, Merger Sub 1 merged with and into Old Zynga with Old Zynga continuing as the surviving corporation and as a wholly owned subsidiary of Parent, and immediately following the First Merger, Old Zynga merged with and into the Successor Company with the Successor Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent. As a result of the completion of the Combination, a Fundamental Change occurred on May 23, 2022 and, accordingly, each Holder has the Fundamental Change Repurchase Right described herein. In addition, as a result of the Combination, a Corporate Event occurred on May 23, 2022 and, accordingly, each Holder also has the Fundamental Change Conversion Right described herein.

Pursuant to the terms of the Original Indenture, in connection with the consummation of the Combination, Old Zynga, Parent, the Successor Company and the Trustee entered into the First Supplemental Indenture providing, among other things, (a) that the Successor Company is assuming all of Old Zynga’s rights and obligations under the Indenture, (b) that the right of each Holder to convert all or any portion (if the portion to be converted is $1,000 principal amount or a multiple thereof) of Notes into shares of Old Zynga Common Stock is changed into a right to convert such principal amount of Notes into the Reference Property and (c) that Parent is fully and unconditionally guaranteeing all of the obligations of the Successor Company under the Notes and the Indenture. As a result of the Combination, the “Reference Property” is 0.0406 Parent Shares and $3.50 in cash, without interest, which represents the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Old Zynga Common Stock equal to the Conversion Rate immediately prior to the Combination would have owned or been entitled to receive upon the Combination. In the event a Holder would be entitled to receive fractional Parent Shares, the Successor Company has elected to pay such Holder cash in lieu of such fractional Parent Shares. Since the Successor Company has elected to settle all conversions of Notes surrendered for conversion during the Fundamental Change Conversion Period pursuant to the Physical Settlement provisions of the Indenture you will receive one Unit of Reference Property per $1,000.00 principal amount of Notes validly surrendered for conversion during the Fundamental Change Conversion Period and not validly withdrawn, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. For an explanation of the Fundamental Change Conversion Period, see “Summary Term Sheet—Are my Notes currently convertible?”

2. Information Concerning the Notes. On June 14, 2019, the Notes were issued under the Original Indenture. Cash interest accrues on the Notes at the rate of 0.25% per annum on the principal amount and is payable semi-annually on June 1 and December 1 of each year, to the persons who are registered Holders at the close of business (as defined in the Indenture) on May 15 and November 15 of such year, respectively. The Notes mature on June 1, 2024. As of May 23, 2022, there was $690 million aggregate principal amount of the Notes outstanding.

2.1 The Successor Company’s Obligation to Repurchase the Notes. The completion of the Combination constitutes a Fundamental Change pursuant to the terms of the Notes and the Indenture. In the event of a Fundamental Change at any time prior to the maturity of the Notes, the Indenture obligates the Successor Company to repurchase all Notes validly surrendered for repurchase and not validly withdrawn, at the Holder’s option. This Fundamental Change Repurchase Right will expire at 5:00 p.m., New York City time, on June 22, 2022 (the “Fundamental Change Expiration Date”). We do not intend to extend the period that Holders have to exercise the Fundamental Change Repurchase Right unless required by applicable law. Our purchase of outstanding Notes validly surrendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the procedural requirements described in this Notice be satisfied. There are no financing conditions in connection with the Successor Company’s obligation to consummate the Fundamental Change Repurchase Right. As of the date hereof, all Notes are Global Notes held through DTC and there are no certificated Notes in non-global form. Holders may exercise their Fundamental Change Repurchase Right by delivering an interest in the Notes by book-entry transfer in compliance with the Applicable Procedures. Accordingly, all Notes surrendered for repurchase or conversion hereunder must be delivered in compliance with the Applicable Procedures. See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase” for further information on how to surrender your Notes for repurchase.

2.2 Fundamental Change Repurchase Price. Pursuant to terms of the Indenture and the Notes, the Fundamental Change Repurchase Price to be paid by the Successor Company for the Notes on the Fundamental Change Repurchase Date is equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date. The Fundamental Change Repurchase Date is not an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued and unpaid to, but excluding, the Fundamental Change Repurchase Date will be paid to the Holders surrendering Notes for repurchase on the Fundamental Change Repurchase Date. We expect that there will be accrued and unpaid interest due as part of the Fundamental Change Repurchase Price equal to approximately $0.15 per $1,000 principal amount of the Notes. Accordingly, the amount payable on the Notes, including accrued and unpaid interest, will be approximately $1,000.15 per $1,000 principal amount of Notes validly surrendered for repurchase, and not validly withdrawn. We will pay the Fundamental Change Repurchase Price in cash with respect to any and all Notes validly surrendered for repurchase (and not thereafter withdrawn) prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. Notes will be accepted for repurchase only in principal amounts equal to $1,000 or an integral multiple of $1,000 in excess thereof. Delivery of the Notes by book-entry transfer to the account maintained by the Paying Agent with DTC is a condition to the payment of the Fundamental Change Repurchase Price to the Holder of such Notes.

The Fundamental Change Repurchase Price is based solely on the requirements of the Indenture and the Notes and does not necessarily bear any relationship to the market price of the Notes or the value of the cash and Parent Shares into which the Notes are convertible. Thus, the Fundamental Change Repurchase Price may be significantly higher or lower than the market price of the Notes on the Fundamental Change Repurchase Date. The value that you would currently receive if you converted your Notes during the Fundamental Change Conversion Period is greater than the value you would receive if you validly exercised the Fundamental Change Repurchase Right, but this may change prior to the Fundamental Change Repurchase Date depending on the market value of the Parent Shares included in the Reference Property. You are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and Parent Shares before making a decision whether to surrender your Notes for repurchase.

None of the Successor Company or Parent or any of their respective affiliates, or its or their respective board of directors, as applicable, or its or their respective employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase, or to exercise the conversion rights, pursuant to this Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

2.3 Conversion Rights of the Holders. Pursuant to the terms of the Indenture, in connection with the consummation of the Combination, Old Zynga, the Successor Company, Parent and the Trustee entered into the First Supplemental Indenture providing that, following the Combination, each Holder’s right to convert each $1,000 principal amount of Notes or an integral multiple of $1,000 in excess thereof, into shares of Old Zynga Common Stock is changed into a right to convert such principal amount of Notes into the cash, stock, securities, other property or assets that a holder of Old Zynga Common Stock equal to the Conversion Rate immediately prior to the Combination would have been entitled to receive upon consummation of the Combination. Pursuant to the Merger Agreement, the holders of Old Zynga Common Stock were ultimately entitled to receive for each share of Old Zynga Common Stock the sum of $3.50 in cash and 0.0406 Parent Shares. Since the Successor Company has elected to settle all conversions of Notes surrendered for conversion during the Fundamental Change Conversion Period pursuant to the Physical Settlement provisions of the Indenture, you would be entitled to receive approximately $480.79 in cash per $1,000.00 and approximately 5.5772 Parent Shares per $1,000.00 principal amount of Notes validly surrendered for conversion and not validly withdrawn during the Fundamental Change Conversion Period, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. For an explanation of the Fundamental Change Conversion Period, see “Summary Term Sheet—Are my Notes currently convertible?”

The Successor Company will settle all conversions of Notes surrendered for conversion during the Fundamental Change Conversion Period pursuant to the Physical Settlement provisions of the Indenture, which means that any Notes surrendered for conversion will be converted into approximately $480.79 in cash and approximately 5.5772 Parent Shares, per $1,000.00 principal amount of Notes validly surrendered for conversion during the Fundamental Change Conversion Period and not validly withdrawn. In the event a Holder would be entitled to receive fractional Parent Shares, the Successor Company has elected to pay such Holder cash in lieu of such fractional Parent Shares. This Notice does not constitute an offer of, or a solicitation of subscriptions for, any securities.

Upon the conversion of any Notes, a Holder will not receive any separate cash payment for accrued and unpaid interest, and the Successor Company’s settlement of the conversion obligations as described above will be deemed to satisfy its obligation to pay the principal amount of Notes and any accrued and unpaid interest thereon. There was a Regular Record Date for the Notes on May 15, 2022 with respect to the Interest Payment Date for the Notes on June 1, 2022. Pursuant to the Indenture, if a Holder converts any Notes following the Regular Record Date and prior to the Interest Payment Date, the Notes surrendered for conversion must be accompanied by funds equal to the amount of interest payable on the Notes so converted.

If you want to convert your Notes during the Fundamental Change Conversion Period, you must comply with the Applicable Procedures for converting a beneficial interest in a Global Note.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its conversion right and instruct such nominee to surrender the Notes in compliance with the Applicable Procedures prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

Timely delivery of the Notes in compliance with the Applicable Procedures is the responsibility of the surrendering Holder.

The Conversion Date will be the date on which you have satisfied all of the foregoing requirements (the “Conversion Date”). The Notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the Conversion Date.

If you exercise your Fundamental Change Repurchase Right, you will not be able to convert such Notes unless you validly withdraw such Notes surrendered for repurchase prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. Holders bear the risk for untimely withdrawal of Notes surrendered for repurchase.

Any Notes that are properly surrendered for conversion may not be withdrawn. Holders that do not surrender their Notes for repurchase pursuant to the Fundamental Change Repurchase Right may surrender their Notes for conversion.

Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association) is acting as Conversion Agent in connection with the conversion rights described herein. Please direct any questions or requests for assistance in connection with the surrender of Notes for conversion to the Conversion Agent at the address set forth on the cover of this Notice.

Examples of Your Consideration Alternatives

YOU ARE UNDER NO OBLIGATION TO EXERCISE EITHER THE FUNDAMENTAL CHANGE REPURCHASE RIGHT OR THE FUNDAMENTAL CHANGE CONVERSION RIGHT DESCRIBED HEREIN, AND YOU MAY CHOOSE TO TAKE NO ACTION AND RETAIN YOUR NOTES.

Assuming you hold Notes in an aggregate principal amount of $1,000.00:

•

Fundamental Change Repurchase Right: If you exercise the Fundamental Change Repurchase Right and the Notes are repurchased for the Fundamental Change Repurchase Price, you will receive $1,000.00 plus a sum equal to accrued but unpaid interest on your Notes to, but excluding, the Fundamental Change Repurchase Date, for a total consideration of approximately $1,000.15, assuming a Fundamental Change Repurchase Date of June 23, 2022.

•

Conversion During the Fundamental Change Conversion Period: Since the Successor Company has elected to settle all conversions of Notes surrendered for conversion during the Fundamental Change Conversion Period pursuant to the Physical Settlement provisions of the Indenture, you would be entitled to receive approximately $480.79 in cash and approximately 5.5772 Parent Shares per $1,000.00 principal amount of Notes validly surrendered for conversion. On May 20, 2022, the last reported sale price of Parent Shares on the Nasdaq was $116.12 per share. Accordingly, on that date the estimated value that you would receive in exchange for each $1,000 principal amount of Notes would be approximately $1,128.42.

•

Conversion After the Fundamental Change Conversion Period: Following the Fundamental Change Conversion Period, the Notes will only be convertible if certain conditions in the Indenture are satisfied. If such conditions are satisfied and you exercise your conversion rights after the Fundamental Change Conversion Period, you would be entitled to receive value equal to approximately $421.29 in cash and 4.8870 Parent Shares per $1,000 aggregate principal amount of Notes validly surrendered for conversion, based on a conversion rate of approximately 120.3695. On May 20, 2022, the last reported sale price of Parent Shares on the Nasdaq was $116.12 per share. Accordingly, on that date the estimated value that you would receive in exchange for each $1,000 principal amount of Notes would be approximately $988.77.

The right of Holders to convert their Notes is separate from the Fundamental Change Repurchase Right. The value that you would currently receive if you converted your Notes during the Fundamental Change Conversion Period is greater than the value you would receive if you validly exercised the Fundamental Change Repurchase Right, but this may change prior to the Fundamental Change Repurchase Date depending on the market value of the shares of Parent Shares included in the Reference Property. You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. None of the Successor Company or Parent or any of their respective affiliates, or their respective boards of directors or any of their respective employees, advisors or representatives, the Trustee, the Paying Agent and Conversion Agent is making any representation or recommendation to any Holder as to whether or not to surrender or convert (if at all) such Holder’s Notes.

2.4 Market for the Notes and Parent Shares. There currently is a limited or no established trading market for the Notes, and they are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on a number of factors, including trading volume, the balance between buy and sell orders, prevailing interest rates, the trading price and implied volatility of Parent Shares and the market for similar securities. Following the expiration of the Fundamental Change Repurchase Right and the Fundamental Change Conversion Period, the Notes that have not been repurchased or converted may or may not continue to be traded over-the-counter, and if they do continue to trade, the trading market for the Notes may be much more limited. We cannot assure you that any market will exist for the Notes following expiration of the Fundamental Change Repurchase Right and the Fundamental Change Conversion Period. Even if such a market does exist, a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, the repurchase or conversion of a significant amount of the Notes pursuant to the terms of this Notice would reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following expiration of the Fundamental Change Repurchase Right and the Fundamental Change Conversion Period. The extent of the public market for the Notes following expiration of the Fundamental Change Repurchase Right and the Fundamental Change Conversion Period will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of Holders of Notes remaining at that time and the interest on the part of securities firms in maintaining a market in the Notes. As of May 23, 2022, all of the Notes are held in global form through DTC. As of May 23, 2022, there was $690,000,000 aggregate principal amount of Notes outstanding. As of May 20, 2022, the closing price of the Notes in the over-the-counter market as quoted on Bloomberg was $1,127.29 per $1,000 principal amount.

The Parent Shares are listed on the Nasdaq under the symbol “TTWO.” As of May 5, 2022, there were approximately 115,808,814 Parent Shares outstanding. The following table presents, for the periods indicated, the range of high and low sales prices of the Parent Shares on the Nasdaq.

	Price Per Share of Parent Shares
	High ($)	Low ($)
Fiscal year ended March 31, 2021
First Quarter	$146.84	$116.33
Second Quarter	177.52	144.11
Third Quarter	207.79	154.03
Fourth Quarter	213.34	161.62
Fiscal year ended March 31, 2022
First Quarter	$186.75	$162.74
Second Quarter	178.97	145.25
Third Quarter	192.91	157.13
Fourth Quarter	181.90	141.82

We urge you to obtain current market information for the Notes, to the extent available, and Parent Shares before making any decision whether to exercise or refrain from exercising the Fundamental Change Repurchase Right or to surrender your Notes for conversion.

2.5 Interest. The Notes that remain outstanding after consummation of the Fundamental Change Repurchase Right will continue to accrue interest until June 1, 2024 (the “Maturity Date”), or until the principal of the Notes has been paid, unless the Notes are earlier repurchased or converted. Interest on outstanding Notes is paid semi-annually in arrears on June 1 and December 1 of each year to record Holders of the Notes as of the preceding May 15 and November 15, respectively, until the Maturity Date, or until the principal of the Notes has been paid, unless the Notes are earlier repurchased or converted. The Notes bear interest on the principal amount at an annual interest rate equal to 0.25%.

Holders who validly surrender and do not validly withdraw their Notes in connection with the Fundamental Change Repurchase Right will be entitled to receive accrued cash interest payable on their Notes accrued to, but excluding, the Fundamental Change Repurchase Date, in an amount equal to the following computation multiplied by each $1,000 of principal amount validly surrendered for repurchase and not validly withdrawn: the current interest rate multiplied by the number of days from the last interest payment date on which interest has been paid to, but excluding, the Fundamental Change Repurchase Date, divided by 360. The Successor Company estimates that the accrued interest payable on any Notes that are validly surrendered for repurchase and not validly withdrawn will be approximately $0.15 per $1,000 principal amount of Notes surrendered, assuming a Fundamental Change Repurchase Date of June 23, 2022. Holders converting the Notes will not receive a cash payment for accrued and unpaid interest. There was a Regular Record Date for the Notes on May 15, 2022 with respect to the Interest Payment Date for the Notes on June 1, 2022. Pursuant to the Indenture, if a Holder converts any Notes following the Regular Record Date and prior to the Interest Payment Date, the Notes surrendered for conversion must be accompanied by funds equal to the amount of interest payable on the Notes so converted. See “Section 2.3—Conversion Rights of the Holders” above.

2.6 Fundamental Change and Repurchase Rights. If any Notes remain outstanding, a Holder may require the Successor Company to repurchase for cash such Holder’s Notes if there is a Fundamental Change not described in this Notice, on or prior to the Maturity Date at a repurchase price in cash equal to 100% of the aggregate principal amount of such Notes as of the applicable repurchase date, plus accrued and unpaid interest to, but excluding, such repurchase date, provided that if such repurchase date falls after May 15 or November 15 (each a “Regular Record Date”), and on or prior to the corresponding June 1 and December 1 (each an “Interest Payment Date”), the Successor Company will pay the full amount of the accrued and unpaid interest payable on such Interest Payment Date on the repurchase date to the Holders of record of the Notes as of the close of business on the applicable Record Date instead of the Holders surrendering the Notes for repurchase on such date.

2.7 Ranking. The Notes are senior unsecured obligations of the Successor Company and rank equal in right of payment to all of the Successor Company’s existing and future senior indebtedness and senior to all of the Successor Company’s subordinate debt, and are guaranteed by Parent on a senior, unsecured basis (ranking equal in right of payment to all of Parent’s existing and future senior, unsecured indebtedness). However, the Notes are structurally subordinate to all existing and future liabilities of the Successor Company’s subsidiaries and will be effectively subordinate to the existing and future secured indebtedness of the Successor Company to the extent of the value of the related collateral.

3. Procedures to Be Followed by Holders Electing to Surrender Notes for Repurchase. In order to receive the Fundamental Change Repurchase Price for their Notes, Holders must surrender all or a portion of their Notes prior to 5:00 p.m., New York City time, on June 22, 2022, in compliance with the Applicable Procedures.

Holders may surrender some or all of their Notes; however, any Notes surrendered must be in $1,000 principal amount or an integral multiple of $1,000 in excess thereof. If Holders do not validly surrender their

Notes prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date, those Notes will remain outstanding subject to the existing terms of the Indenture and the Notes.

3.1 Method of Delivery. As of the date of this Notice, all Notes are Global Notes held through DTC and there are no certificated Notes in non-global form. Accordingly, all interests in the Notes shall be delivered via agent’s message that is transmitted through DTC’s ATOP, and delivery via ATOP will satisfy the Holder’s Fundamental Change Repurchase Right delivery requirements pursuant to the terms of the Indenture. Delivery of interests in the Notes through ATOP is the responsibility of the surrendering Holder.

If your Notes are held by a broker, dealer, commercial bank, trust company, or other nominee, you must contact such nominee if you desire to surrender your Notes for repurchase on your behalf in compliance with the Applicable Procedures, as set forth below, prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

If you are a DTC participant, you may elect to surrender your beneficial interest in the Notes to us by:

•

delivering to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Notes prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date; and

•

electronically transmitting your acceptance through ATOP, subject to the terms and procedures of that system, at or prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. Upon receipt of your acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Paying Agent for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the Paying Agent, which states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Notes that have been surrendered by such participant under the Fundamental Change Repurchase Right and that such participant has received and agrees to be bound by the terms of the Fundamental Change Repurchase Right, including those set forth in Section 3.2 of this Notice.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

3.2 Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right. By surrendering, or instructing your nominee to surrender, any interest in your Notes through ATOP, a Holder acknowledges and agrees as follows:

•	the Notes for which an interest is surrendered shall be repurchased by the Successor Company pursuant to the terms and conditions set forth in the Notes, the Indenture and this Notice;

•	such Holder agrees to all of the terms of this Notice;

•	such Holder has received this Notice and acknowledges that this Notice provides the notice required pursuant to the Indenture with respect to the Fundamental Change Repurchase Right;

•

upon the terms and subject to the conditions set forth in this Notice, the Indenture and the Notes, and effective as of the Fundamental Change Repurchase Date, such Holder (i) irrevocably agrees to sell, assign and transfer to the Successor Company all right, title and interest in and to all the Notes validly surrendered for repurchase, and not validly withdrawn, prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date, (ii) releases and discharges the Successor Company, the Trustee, the Paying Agent and the Conversion Agent and their respective directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, such Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of such Notes and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such Notes that are duly surrendered (with full knowledge that the Paying Agent also acts as agent of the Successor Company), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Successor Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Successor Company, except as agent for the Successor Company with respect to the Fundamental Change Repurchase Price of any surrendered Notes that are repurchased by the Successor Company), all in accordance with the Indenture, the Notes and this Notice;

•

such Holder represents and warrants that such Holder (i) owns the Notes surrendered for repurchase and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered for repurchase, and that when such Notes are accepted for repurchase and payment by the Successor Company, the Successor Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

such Holder agrees, upon request from the Successor Company, to execute and deliver any additional documents deemed by the Paying Agent or the Successor Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•

such Holder understands that all Notes validly surrendered for repurchase that are not validly withdrawn prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date will be repurchased at the Fundamental Change Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, this Notice and any related notice materials, as amended and supplemented from time to time, and that the Fundamental Change Repurchase Price is expected to be less value than what the Holders would receive upon converting their Notes during the Fundamental Change Conversion Period;

•

payment for Notes repurchased pursuant to this Notice will be made by deposit of the Fundamental Change Repurchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Successor Company and transmitting such payments to such Holders;

•

any Notes surrendered for repurchase may only be withdrawn through DTC in accordance with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw such Notes surrendered for repurchase prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date;

•

all authority conferred or agreed to be conferred pursuant to the terms of the Fundamental Change Repurchase Right hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and surrender of any Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Successor Company; and all questions as to the validity, form, eligibility (including time of receipt) and surrender of Notes for repurchase and the form and validity or any related documents (including time of receipt of notices of withdrawal) will be determined by the Successor Company, whose determination shall be final and binding absent manifest error and subject to applicable law.

4. Right of Withdrawal. Notes surrendered for purchase pursuant to the Fundamental Change Repurchase Right may be withdrawn at or any time prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

In order to withdraw Notes surrendered for repurchase pursuant to the Fundamental Change Repurchase Right, a Holder (or the Holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to withdraw Notes surrendered for repurchase pursuant to the Fundamental Change Repurchase Right and instruct such nominee to withdraw the Fundamental Change Repurchase Notice through the withdrawal procedures of DTC.

Notes validly surrendered for repurchase pursuant to the Fundamental Change Repurchase Right may not be converted unless such Notes are first validly withdrawn prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. Holders bear the risk of untimely withdrawal of surrendered Notes. Notes properly surrendered for conversion may not be withdrawn.

The Successor Company will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, whose determination shall be final and binding absent manifest error and subject to applicable law.

5. Payment for Surrendered Notes; Source and Amount of Funds. The Successor Company will promptly deposit with the Paying Agent, prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, an amount of cash sufficient to pay the aggregate Fundamental Change Repurchase Price for all of the Notes to be repurchased on the Fundamental Change Repurchase Date, and the Paying Agent will promptly, after the later of the Fundamental Change Repurchase Date and the book-entry transfer of the applicable Notes, make payment of such amount by wire transfer of immediately available funds to DTC, and DTC will thereafter distribute the cash to its participants in accordance with its procedures.

The total amount of funds required to repurchase all of the Notes pursuant to the Fundamental Change Repurchase Right (assuming all of such Notes are validly surrendered for repurchase and not validly withdrawn) is approximately $690,105,417, calculated as the sum of (i) $690,000,000, representing 100% of the principal amount of Notes outstanding as of May 23, 2022, plus (ii) $105,417, representing accrued and unpaid interest on such Notes up to, but excluding, the Fundamental Change Repurchase Date. The Successor Company expects to fund the repurchase of any Notes validly surrendered for repurchase and not validity withdrawn, if any, from a combination of available cash on hand and/or funds made available by Parent and/or one or more of its subsidiaries. Parent and/or one or more of its subsidiaries will provide the Successor Company with the necessary funds to fund any repurchase of Notes pursuant to the Fundamental Change Repurchase Right (in lieu of the conversion right described herein) through funds from borrowings under available credit facilities and/or cash on hand.

The repurchase of Notes, if any, pursuant to the Fundamental Change Repurchase Right is not conditioned upon obtaining any financing or the funding thereof.

6. Notes Acquired. Any Notes repurchased by us pursuant to the Fundamental Change Repurchase Right will be cancelled pursuant to the terms of the Indenture.

7. Plans or Proposals of the Successor Company. Following the consummation of the Combination, Old Zynga’s separate existence ceased. In addition, Old Zynga Common Stock ceased trading on Nasdaq in connection with the consummation of the Combination, and the Successor Company currently intends to file a Form 15 with the SEC to suspend its reporting obligations under Sections 13 and 15(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”) and to terminate registration of Old Zynga Common Stock under Section 12(g)(4) of the Exchange Act. The Successor Company expects the suspension of Old Zynga’s reporting obligations to become effective on or around June 2, 2022.

Separately, the Successor Company has entered into agreements with certain financial institution parties to Old Zynga’s existing capped call transactions entered into in connection with the Notes (the “Old Zynga Capped Call Counterparties” and the “Old Zynga Capped Call Transactions,” respectively) to terminate the Old Zynga Capped Call Transactions (collectively, the “Termination Agreements”). The Termination Agreements provide for such terminations to occur over a period of time from, and including, the trading day immediately following the Effective Time to, and including, the Fundamental Change Expiration Date, subject to postponement in certain circumstances (the “Unwind Period”). In connection with the related unwind of the existing hedge positions with respect to the Old Zynga Capped Call Transactions, we expect the Old Zynga Capped Call Counterparties and/or their affiliates to enter into or unwind various derivative transactions economically equivalent to selling Parent Shares and/or to sell Parent Shares during the Unwind Period.

The market activities of the Holders of Notes and the Old Zynga Capped Call Counterparties described above could have the effect of decreasing, or limiting an increase in, the market price of Parent Shares at the time. We cannot predict the magnitude of such activities or the overall effect they may have on the market price of Parent Shares at the time.

Except as disclosed in this Notice, the Successor Company and Parent currently have no plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006(c) of Regulation M-A issued under the Exchange Act.

8. Interests of Directors, Executive Officers, and Affiliates of the Successor Company in the Notes. Based on a reasonable inquiry by the Successor Company:

•

None of the Successor Company or Parent or any executive officer, director or affiliate of the Successor Company or Parent or any “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of the foregoing persons has any beneficial interest in the Notes;

•

The Successor Company will not repurchase any Notes from any of its officers, directors of affiliates, other than any Notes that may be surrendered by such persons pursuant to the Fundamental Change Repurchase Right or converted in accordance with the terms of the Indenture; and

•	During the 60 days preceding the date of this Notice, none of such persons engaged in any transactions in the Notes, other than the transactions required by the Indenture described herein.

A list of the directors and executive officers of the Successor Company is attached to this Notice as Annex A.

9. Agreements Involving the Successor Company’s Notes. Based on a reasonable inquiry by the Successor Company, except for the Merger Agreement, none of the Successor Company or Parent, or any of their respective directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Fundamental Change Repurchase Right, the Notes or any other securities of the Successor Company, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of any securities of the Successor Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10. Legal Matters; Regulatory Approvals. We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Fundamental Change Repurchase Right, or of any approval or other action by any government or regulatory authority or agency that may be required for the acquisition of the Notes as described in this Notice.

11. Purchases of Notes by the Successor Company and Its Affiliates. Each of the Successor Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes), other than through the Fundamental Change Repurchase Right or a call or redemption of the Notes in accordance with their terms and conditions, from the date of this Notice until at least the tenth business day after the Fundamental Change Repurchase Date. Following such time, if any Notes remain outstanding, the Successor Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at repurchase prices higher or lower than the Fundamental Change Repurchase Price. Any decision to purchase Notes after the Fundamental Change Repurchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes validly surrendered for repurchase pursuant to the Fundamental Change Repurchase Right, the business and financial position of the Successor Company and general economic and market conditions.

12. Material U.S. Federal Income Tax Considerations.

The following is a summary of material U.S. federal income tax considerations generally applicable to the disposition of Notes pursuant to the exercise of either the Fundamental Change Repurchase Right or the Fundamental Change Conversion Right. This discussion applies only to beneficial owners of Notes and who hold Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion is based on the provisions of the Code, applicable Treasury regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.

This discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder of Notes in light of its particular circumstances, or that may apply to holders of Notes that are subject to special treatment under the U.S. federal income tax laws (including, for example, banks or other financial institutions, mutual funds, certain expatriates or former long-term residents of the United States, dealers or brokers in securities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, controlled foreign corporations, passive foreign investment companies, tax-exempt organizations, governmental agencies or instrumentalities, entities or arrangements treated as partnerships for U.S. federal income tax purposes, subchapter S corporations or other pass-through entities or investors in such partnerships, grantor trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, holders subject to the alternative minimum tax, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, corporations that accumulate earnings to avoid U.S. federal income tax, persons subject to special tax accounting rules under Section 451(b) of the Code, and holders who hold Notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction). This discussion does not address any tax consequences arising under the “Medicare” tax on net investment income, nor does it address any tax consequences arising under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained.

As used in this Notice, a “U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. As used in this Notice, a “non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. Partners in a partnership holding the Notes should consult their own tax advisor regarding the tax consequences of the exercise or receipt of either the Fundamental Change Repurchase Right or the Fundamental Change Conversion Right.

This discussion assumes that the Notes are treated as debt for U.S. federal income tax purposes. This determination is not binding on the IRS. If the Notes were recharacterized as equity for U.S. federal income tax purposes, the tax consequences to a beneficial owner of the Notes of exercising the Fundamental Change Repurchase Right or the Fundamental Change Conversion Right could be materially different than as described below. In addition, this discussion assumes that the Notes are not subject to the rules applicable to contingent payment debt instruments. This determination is not binding on the IRS. If the IRS were to successfully assert that the Notes are subject to the rules applicable to contingent payment debt instruments, the tax consequences to a holder could be materially different than as described below. For example, any gain recognized on an exchange would be characterized as ordinary interest income rather than capital gain.

THE DISCUSSION SET OUT BELOW IS INTENDED ONLY AS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF NOTES. PERSONS CONSIDERING EXERCISING THEIR FUNDAMENTAL CHANGE REPURCHASE RIGHT OR FUNDAMENTAL CHANGE CONVERSION RIGHT SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION. THE STATEMENTS OF U.S. FEDERAL INCOME TAX CONSIDERATIONS SET OUT BELOW ARE BASED ON THE LAWS AND REGULATIONS IN FORCE AND INTERPRETATIONS THEREOF AS OF THE DATE OF THIS NOTICE, AND ARE SUBJECT TO CHANGES OCCURRING AFTER THAT DATE.

Tax Considerations for U.S. Holders

Disposition of a Note. Subject to the following paragraph, a disposition of a Note by a U.S. Holder pursuant to the exercise of either the Fundamental Change Repurchase Right or the Fundamental Change Conversion Right generally will be a taxable transaction to such U.S. Holder for U.S. federal income tax purposes. Subject to the discussion under “—Market Discount” and the discussion of Section 305(c) of the Code below, a U.S. Holder generally will recognize capital gain or loss upon the disposition of the Note in an amount equal to the difference between the amount of cash received upon such disposition (other than amounts attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously included in income), and the U.S. Holder’s adjusted tax basis in the Note. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of the sale. Non-corporate U.S. Holders generally are subject to reduced rates of U.S. federal income taxation on long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Under Section 305(c) of the Code, it is possible that the receipt of the Fundamental Change Conversion Right may have given rise to a deemed taxable distribution to the extent of Parent’s current or accumulated earnings and profits. It is also possible that the exercise of either the Fundamental Change Repurchase Right or the Fundamental Change Conversion Right may give rise to such a deemed taxable distribution for exercising holders. The application of Section 305(c) of the Code to the Notes is uncertain. U.S. Holders should consult their own tax advisors regarding the application of Section 305(c) of the Code to the Notes.

Market Discount. Gain recognized by a U.S. Holder upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Repurchase Right or the Fundamental Change Conversion Right will be treated as ordinary income to the extent of any market discount on the Note that has accrued during the period that the exercising U.S. Holder held such Note, unless the U.S. Holder has made an election to include market discount in income as it accrues. A Note generally will be treated as having market discount if the stated redemption price at maturity of the Note exceeded the U.S. Holder’s tax basis in the Note immediately after acquisition by more than a statutorily defined de minimis amount.

Backup Withholding and Information Reporting. Information returns generally will be filed with the IRS in connection with payments attributable to accrued but unpaid interest on, and payment of the proceeds from the disposition of, the Notes. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise fails to establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Considerations for Non-U.S. Holders

Disposition of a Note. Subject to the discussions under “—Accrued Interest” and “—Backup Withholding and Information Reporting” and the discussion of Section 305(c) of the Code below, a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the disposition of a Note pursuant to the exercise of either the Fundamental Change Repurchase Right or the Fundamental Change Conversion Right unless (i) such gain is “effectively connected” with a trade or business of the non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. Holder’s permanent establishment in the United States) or (ii) the non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Gain described in clause (i) above generally will be subject to U.S. federal income tax on a net basis at generally applicable U.S. federal income tax rates. Any gain described clause (i) above of a non-U.S. Holder that is a corporation may also be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). A non-U.S. Holder described in clause (ii) above will be subject to tax at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain recognized, which may be offset by U.S.-source capital losses recognized in the same taxable year, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses.

Under Section 305(c) of the Code, it is possible that the receipt of the Fundamental Change Conversion Right may have given rise to a deemed taxable distribution to the extent of Parent’s current or accumulated earnings and profits. It is also possible that the exercise of either the Fundamental Change Repurchase Right or the Fundamental Change Conversion Right may give rise to such a deemed taxable distribution for exercising holders. The application of Section 305(c) of the Code to the Notes is uncertain. Non-U.S. Holders should consult their own tax advisors regarding the application of Section 305(c) of the Code to the Notes, including the possibility of any deemed taxable distribution being subject to U.S. federal withholding tax.

Accrued Interest. Subject to the discussion under “—Backup Withholding and Information Reporting” below, amounts paid to a non-U.S. Holder upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Repurchase Right or the Fundamental Change Conversion Right that are allocable to accrued and unpaid interest on the Notes will not be subject to U.S. federal income or withholding tax, provided that such interest is not effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business and:

(i) the non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote; and

(ii) the non-U.S. Holder has provided a validly completed IRS Form W-8BEN or W-8BEN-E, as applicable, establishing that it is a non-U.S. holder (or satisfies certain documentary evidence requirements for establishing that it is a non-U.S. holder). Any amounts attributable to accrued and unpaid interest effectively connected with the conduct of a U.S. trade or business of an non-U.S. Holder will be subject to U.S. federal income tax on a net basis at generally applicable U.S. federal income tax rates. Such non-U.S. Holder will be required to provide us with a properly executed IRS Form W-8ECI in order to claim an exemption from U.S. tax withholding. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

Backup Withholding and Information Reporting. Information returns generally will be filed with the IRS in connection with payments attributable to accrued but unpaid interest on the Notes. Unless the non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with payment of the proceeds from the disposition of the Notes, and the non-U.S. Holder may be subject to U.S. backup withholding on payments on or with respect to such Notes. Backup withholding is not an additional tax. Any amounts withheld under backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against the non-U.S. Holder’s U.S. federal income tax liability and may entitle the non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Treatment of Non-Exercising Holders

A beneficial owner of the Notes that does not exercise its Fundamental Change Repurchase Right or Fundamental Change Conversion Right with respect to a Note generally should not incur U.S. federal income tax liability with respect to the Note as a result of not exercising such rights (even if other Notes are repurchased or converted). While the Code and Treasury regulations treat certain changes in terms of a debt instrument as a constructive exchange resulting in a taxable event, here the new exchange terms of the Notes (i.e., the right to receive cash and Parent Shares rather than Old Zynga Common Stock and the addition of the Parent Guarantee under the Indenture) should not be so treated either on the basis (1) that they occur by operation of the original terms of the Notes, (2) the Successor Company believes that the addition of the Parent Guarantee does not elevate the likelihood of repayment under the Notes from “speculative” to “adequate,” or (3) that they are not a “significant modification” due to their lack of economic significance, considering all the facts and circumstances and the legal rights and obligations. Moreover, even if a constructive exchange of the Notes occurred here, it is possible that there will be no taxable gain or loss if the Notes will be “securities” with the result that any constructive exchange here will be a “recapitalization” for U.S. federal income tax purposes. Whether the exchange of “old” Notes for “new” Notes qualifies as a recapitalization depends on whether the “old” Notes and the “new” Notes constitute “securities” for U.S. federal income tax purposes. The term “security” is not defined in the Code or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a maturity at issuance of less than five years do not constitute securities, whereas debt obligations with a maturity at issuance of ten years or more constitute securities. However, later authorities have stressed that time alone is not decisive; the “security” inquiry requires an overall evaluation of the nature of the debt, the degree of participation and continuing interest in the affairs of the business, the extent of proprietary interest compared to the similarity of the note to a cash payment, and the purposes of the advance. Additionally, the IRS has ruled that new debt instruments with a term of less than five years issued in exchange for and bearing the same terms (other than interest rate) as securities should also be classified as securities for this purpose since the new debt represented a continuation of the holder’s investment in the corporation in substantially the same form. At their initial issuance, the Notes had a term to maturity of approximately five and six years. Accordingly, it is not clear whether the “old” Notes and the “new” Notes would both be treated as “securities.” If the IRS successfully asserts both that the addition of the Parent Guarantee and the changes in the terms of the Notes results in a deemed exchange and that the deemed exchange does not qualify as a tax-free “recapitalization,” a beneficial owner of the Notes would be treated as having exchanged “old” Notes for “new” Notes on the date of the Combination in a fully taxable exchange. The tax treatment would generally be the same as described above under the section titled “Disposition of the Notes” for U.S. Holders and non-U.S. Holders respectively, substituting “old Notes” for “Notes” and “the fair market value of the new Notes” for the phrase beginning with “the amount of cash received.” A beneficial owner of the Notes should consult their own tax advisors as to the U.S. federal income tax consequences relating to their continued ownership of the Notes, including (1) the consequences of an eventual exercise of their conversion rights for Parent Shares and cash, and (2) the possibility that the receipt of the Fundamental Change Conversion Right, even if unexercised, may have given rise to a taxable deemed distribution under Section 305(c) of the Code subject to U.S. federal income and withholding tax.

FATCA.

Pursuant to Sections 1471 to 1474 of the Code and the Treasury regulations thereunder (provisions commonly known as “FATCA”), “foreign financial institutions” and certain other non-U.S. entities must comply with information reporting rules with respect to their U.S. account holders and investors or they will be subject to U.S. federal withholding tax on certain U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party). Specifically, a 30% withholding tax may be imposed on any amounts attributable to accrued but unpaid interest on the Notes paid to “foreign financial institutions” and other non-U.S. entities that fail to comply with specified information reporting requirements. Prior to the issuance of recently proposed Treasury regulations, withholding under FATCA also would have applied to the receipt of cash in exchange for the Notes not attributable to accrued but unpaid interest. However, the proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. Beneficial owners of the Notes should consult their own tax advisors on how FATCA may apply to the Notes.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF NOTES IN LIGHT OF THEIR CIRCUMSTANCES. BENEFICIAL OWNERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXERCISE OF THEIR FUNDAMENTAL CHANGE REPURCHASE RIGHT, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, FOREIGN OR OTHER TAX LAWS.

13. Additional Information. The Successor Company is currently subject to the reporting and other informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available on the SEC’s website at http://www.sec.gov.

As described in “Section 7—Plans or Proposals of the Successor Company” above, after the consummation of the Combination, the Old Zynga Common Stock ceased trading on the Nasdaq. The Successor Company currently intends to file a Form 15 with the SEC to suspend its reporting obligations under Sections 13 and 15(d) of the Exchange Act and to terminate registration of the Old Zynga Common Stock under Section 12(g)(4) of the Exchange Act. The Successor Company expects the suspension of its reporting obligations to become effective on or around June 2, 2022.

The Successor Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Fundamental Change Repurchase Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto (including this Notice and the First Supplemental Indenture), may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The Successor Company is incorporating by reference in this Notice some of the information that we (or Old Zynga, as our predecessor) and Parent have filed with the SEC, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Notice. We incorporate by reference the documents listed below:

Successor Company/Old Zynga:

•

Old Zynga’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (filed with the SEC on February 25, 2022), as amended by Amendment No. 1 on Form 10-K/A (filed with the SEC on April 4, 2022);

•	Old Zynga’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022 (filed with the SEC on May 9, 2022);

•	Old Zynga’s Current Reports on Form 8-K filed with the SEC on January 10, 2022, March 14, 2022, May 5, 2022, May 6, 2022, May 19, 2022 and May 23, 2022; and

•	the Indenture, dated June 14, 2019, between Old Zynga and the Trustee, filed with the SEC as Exhibit 4.1 to Old Zynga’s Current Report on Form 8-K, filed on June 14, 2019.

Parent:

•	Parent’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022, filed with the SEC on May 17, 2022;

•	Parent’s Current Reports on Form 8-K, filed with the SEC on April 6, 2022, April 13, 2022, April 14, 2022, May 5, 2022, May 18, 2022, and May 19, 2022; and

•

all documents filed with (but not furnished to) the SEC by Parent pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Notice through, and including, the Fundamental Change Expiration Date.

For more information about the Combination, you should review the definitive proxy statement/prospectus, filed by Old Zynga with the SEC on April 7, 2022. A copy of the Merger Agreement is included as Annex A-1 to such definitive proxy statement/prospectus.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. You should not assume that the information in this document or any other of the documents referred to above is accurate as of any date other than the date of the applicable documents.

If a material change occurs in the information set forth in this Notice, we will amend the Schedule TO accordingly.

14. No Solicitations. The Successor Company has not, directly or indirectly, employed, retained or compensated any persons to make solicitations or recommendations in connection with the Fundamental Change Repurchase Right. THIS NOTICE DOES NOT CONSTITUTE AN OFFER OF, OR SOLICITATION OR SUBSCRIPTION FOR, ANY SECURITIES.

15. Conflicts. In the event of any conflict between this Notice, on the one hand, and the terms of the Indenture or the Notes or any applicable laws, on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Successor Company or Parent or their respective board of directors, or any of its or their respective affiliates, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase, or to exercise the conversion rights, pursuant to this Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

[SIGNATURE PAGE FOLLOWS.]

ZYNGA INC.

By:	/s/ James Gerard Griffin
Name: James Gerard Griffin
Title: Chief Financial Officer

ANNEX A

INFORMATION ABOUT THE EXECUTIVE OFFICERS

OF ZYNGA INC.

The table below sets forth information about our executive officers and directors as of May 23, 2022. To the best of our knowledge after making reasonable inquiry, none of our executive officers or directors has beneficial ownership in the Notes.

Name	Positions
Daniel Emerson	Director and Vice President
Linda Zabriskie	Director
Frank Gibeau	Chief Executive Officer
Bernard Kim	President of Publishing
Gerard Griffin	Chief Financial Officer
Phuong Phillips	Chief Legal Officer
Jeff Ryan	Chief People Officer
Matthew Breitman	Vice President

The business address of each executive officer and director is 699 Eight Street, San Francisco, CA 94103, and their respective business telephone number at such address is (855) 449-9642.